Exhibit 99.1

TIMELINE REPORTS PROFITABLE FISCAL 2004 RESULTS AS REVENUES INCREASE 26%

BELLEVUE, WA – May 26, 2004 -- Timeline, Inc. (OTC/BB: TMLN), today reported a 17% increase in software license revenues and a large fourth quarter patent license produced a profit of $22,000, or $0.01 per share, in the fiscal year ended March 31, 2004.  In fiscal 2003, the company lost $365,000, or $0.09 per share.  In fiscal 2004, revenue increased 26% to $5.4 million with increases in software licenses up 17%, patent licenses up 77% and maintenance growing 11%, more than offsetting a 6% decline in consulting revenue.

In the fourth quarter of fiscal 2004, net income was $493,000, or $0.12 per share, on revenues of $2.5 million, compared to a loss of $269,000, or $0.07 per share, on revenues of $902,000 in the fourth quarter of fiscal 2003.  A $1.75 million patent license booked in the fourth quarter of 2004 dominated these results.  After posting strong growth during the first three fiscal quarters, software license revenue in the fourth quarter of fiscal 2004 was down 48% from the fourth quarter of fiscal 2003.  Maintenance increased by 13% while consulting was up 11% in the fourth quarter of fiscal 2004.

“In the aggregate, maintenance and consulting revenues in the fourth quarter and full year grew in line with our expectations, as our installed base continues to expand.  Fourth quarter software license revenues were handicapped, particularly in Europe, due to changes in the release of our newest program,” said Charles R. Osenbaugh, President and CEO.  “The six-week delay of the introduction of Version 2.9 of our Analyst product suite from February to March reduced fourth quarter sales, but allowed us to expand the capabilities of the software for Oracle-based users.  One of our European OEMs is heavily reliant on providing solutions on an Oracle platform, and the additional Oracle and IBM functionalities in this new version provide important competitive features for key market segments.”

The 2004 fiscal year marks the second consecutive year of positive cash flow from operations, with $306,000 in fiscal 2004 and $110,000 in fiscal 2003.  Except for approximately $70,000 of goodwill, Timeline has now completed amortization of the intangible assets associated with two acquisitions in fiscal 2001.  “Barring another acquisition, future GAAP results will not be burdened with the significant non-cash expense affecting results over the last four years,” Osenbaugh commented.  Amortization of capitalized intangibles other than patent procurement costs and goodwill amounted to $270,000 in fiscal 2004 and $824,000 in fiscal 2003.

Operating expenses increased 20% in fiscal 2004 largely due to the incentive bonus program, increased expenses associated with patent litigation and increased depreciation, the sum of which more than offset the decrease in amortization expenses.  In the fourth quarter of fiscal 2004, operating expenses increased by 87% over the prior year’s fourth quarter due to fourth quarter bonuses paid in the U.S and contingent fees associated with patent litigation.  All fourth quarter expenses, both cost of revenue and operating, were dramatically skewed by approximately $550,000 in incentive compensation paid under the company’s bonus program.  During fiscal 2002, Timeline imposed significant salary reductions for all employees in the U.S. that are still in effect today, and adopted a bonus program to reward these employees if U.S. operations exceeded budget.  With the improvement in revenue in fiscal 2004, U.S. employees earned their first significant bonus in more than two years.

Timeline’s balance sheet showed incremental improvement in fiscal 2004, with current assets up 20% to $1.1 million and current liabilities down 14% to $963,000.  Timeline’s current ratio improved to 1.15:1 at the end of fiscal 2004 from 0.82:1 at the end of fiscal 2003.  Although total assets at the end of fiscal 2004 were down 5% at $1.5 million compared to $1.6 million at March 31, 2003, the decline was primarily due to intangible and capitalized assets dropping to $254,000 at year end from $494,000 a year ago.

“Overall, fiscal 2004 results continued to show incremental improvements in our distribution system and operations.  Europe continues to be a very strong and vibrant market for us.  The launch of Version 2.9 of the Analyst suite of products further expands our capabilities for pure Oracle and IBM platforms, and further expands our ability to compete in the information management marketplace,” Osenbaugh noted.  “Consolidation in the ERP software market continues to bring opportunities and challenges, but we believe our strong patent portfolio, and the growth in our OEM relationships, provide us with some advantages.  Our goal is to add one solid OEM partner per quarter.  The improvement in our cash position and asset quality further strengthens our ability to compete in fiscal 2005.”

About Timeline
Timeline develops, markets and supports proven, Microsoft Windows-based financial management reporting software suitable for complex applications such as those found in medium to large, multinational corporations.  Timeline Analyst was developed for Windows and Office and takes full advantage of Microsoft’s latest operating systems and Version 2.9 allows for the deployment of target analytical data marts on Oracle 8 or 9i and IBM’s DB2 Universal Data Bases Versions 7 & 8 as well as Microsoft SQL Server. The Analyst Suite of products allows target data marts on which Timeline’s reporting, budgeting and consolidation applications reside to be built on all of these three of the most popular computing platforms.  Timeline can be reached at 800-342-3365 or on the web at www.timeline.com.  WorkWise Software, Inc., a subsidiary of Timeline, is the leading provider of event-based notifications, application integration and process automation systems to the mid-market.  The WorkWise solutions are exclusively available through authorized OEM and Reseller Business Partners.  For more information on WorkWise Software, Inc., visit its website at www.workwise.com.  Analyst Financials Ltd., a London-based subsidiary of Timeline, markets, licenses and provides consulting for Timeline Analyst products in Europe and Africa.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the ability of third party partners and direct sales to generate sales, market acceptance of product upgrades introduced by the company, risks associated with international operations, corporate spending patterns, the company’s ability to realize value from patented technology, the ability of the company to control and reduce expenses and increase working capital, and other risk factors detailed in the Company’s Securities and Exchange Commission filings.  Use of the words “future”, “goal” and “believe” in this news release is intended to identify these forward-looking statements, although it is not the exclusive means of doing so.

CONSOLIDATED BALANCE SHEETS
Unaudited
($ in 000’s)

	March 31, 2004	March 31, 2003

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$86	$168
Marketable securities – available for sale	425	19
Accounts receivable net of allowance of $12 and $10	438	591
Prepaid expenses and other	157	147

Total current assets	1,106	925
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $876 and $819	75	100
CAPITALIZED SOFTWARE, net of accumulated amortization of $1,003 and $817	—	186
CAPITALIZED PATENTS, net of accumulated amortization of $60 and $41	254	224
INTANGIBLE ASSETS, net of accumulated amortization of $970 and $886	—	84
GOODWILL, net of accumulated amortization of $124 and $124	70	70

Total assets	$1,505	$1,589

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$47	$33
Accrued expenses	297	477
Deferred revenues	619	608

Total current liabilities	963	1,118

SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value, 20,000,000 shares authorized, 4,178,498 and 4,165,998 issued and outstanding	42	42
Additional paid-in capital	10,564	10,465
Accumulated other comprehensive loss	(97)	(47)
Accumulated deficit	(9,967)	(9,989)

Total shareholders’ equity	542	471

Total liabilities and shareholders’ equity	$1,505	$1,589

CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
($ in 000’s except EPS)

	Fourth Quarter Ended		Year Ended

	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003

REVENUE:
Software license	$227	$438	$1,419	$1,209
Patent license	1,750	—	1,900	1,074
Maintenance	354	314	1,272	1,143
Consulting and other	166	150	851	902

Total revenues	2,497	902	5,442	4,328

COST OF REVENUES:
Software license	—	84	186	207
Patent license	5	5	19	15
Maintenance, consulting and other	169	95	486	402

Total cost of revenues	174	184	691	624

Gross profit	2,323	718	4,751	3,704

OPERATING EXPENSES:
Sales and marketing	319	195	1,131	690
Research and development	568	199	1,222	789
General and administrative	497	438	1,765	1,602
Patents	421	48	498	375
Depreciation	16	11	65	46
Amortization of intangibles	—	84	84	459

Total operating expenses	1,821	975	4,765	3,961
Income/(loss) from operations	502	(257)	(14)	(257)

OTHER INCOME (EXPENSE):
Loss on sales and impairments of available for sale securities	(12)	—	(12)	(129)
Interest income/(expense) and other	3	(12)	48	39

Total other income/(expense)	(9)	(12)	36	(90)

Income/(loss) before income taxes	493	(269)	22	(347)
Provision for income tax	—	—	—	(18)

Net income/(loss)	$493	$(269)	$22	$(365)

Basic net income/(loss) per share	$0.12	$(0.07)	$0.01	$(0.09)

Diluted net income/(loss) per share	$0.12	$(0.07)	$0.01	$(0.09)

Shares used in calculation of basic net income/(loss) per share	4,178,498	4,130,609	4,177,542	4,127,236

Shares used in calculation of diluted net income/(loss) per share	4,178,498	4,130,609	4,186,038	4,127,236

CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
($ in 000’s)

	Year Ended

	March 31, 2004	March 31, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$22	$(365)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	353	727
Loss on disposal of property and equipment	1	—
Stock-based compensation	15	17
Realized loss on sale of marketable equity securities	12	6
Impairment of available for sale securities	—	123
Income taxes	—	18
Changes in operating assets and liabilities:
Accounts receivable	184	66
Prepaid expenses and other	(2)	2
Accounts payable	(43)	(490)
Accrued expenses and other	(200)	(6)
Deferred revenues	(36)	12

Net cash provided by operating activities	306	110

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of short-term investments	(425)	—
Purchase of property and equipment	(39)	(25)
Proceeds from sale of property and equipment	1	—
Investment in capitalized software and patents	(49)	(52)
Proceeds from sale of short-term investments	15	47

Net cash used in investing activities	(497)	(30)

CASH FLOWS FROM FINANCING ACTIVITIES:
Warrants issued to FNIS	84	—

Net cash provided by financing activities	84	—

EFFECT OF FOREIGN EXCHANGE RATE FLUCTUATIONS	26	5
NET CHANGE IN CASH AND CASH EQUIVALENTS	(82)	85
CASH AND CASH EQUIVALENTS, beginning of period	168	83

CASH AND CASH EQUIVALENTS, end of period	$86	$168

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$6	$13

Note:  Transmitted on Business Wire on May 26, 2004 at 11:52 a.m. PDT